EXHIBIT 10.2

PURCHASE AGREEMENT

Purchase Agreement, dated as of May 6, 2004 (this “Agreement”) by and among MTR-Harness, Inc., a Minnesota corporation (“MTR-Harness”), Southwest Casino and Hotel Corp., a Minnesota corporation (“Southwest”), and North Metro Harness Initiative, LLC (the “LLC”), a Minnesota limited liability company.  Each of MTR-Harness, Southwest, and the LLC is deemed a “party” to this Agreement and hereinafter may collectively be referred to as the “Parties.”

RECITALS

A.                                   MTR Gaming Group, Inc. (“MTR”) and Southwest, through their respective subsidiaries and affiliates, have extensive experience in the gaming business in various jurisdictions.

B.                                     The LLC, a wholly owned subsidiary of Southwest, has filed an application with the Minnesota Racing Commission to build a harness horse race track with pari-mutuel wagering and card room (it being understood that existing law would not permit the operation of a card room until the racetrack had conducted fifty (50) days of live racing) in Anoka County, Minnesota (the “Facility”).

C.                                     In view of MTR’s expertise (including, but not limited to, operation of  thoroughbred and harness horse racing tracks, operation of slot machines at racetracks, and working with state regulators and legislators with respect to racing and gaming matters) and ability to contribute funds to construct the Facility, the parties would like for MTR-Harness (the “Purchaser”), subject to the terms and conditions set forth herein, to acquire an interest in the LLC (the “Transaction”).

D.                                    In connection with the Transaction, MTR-Harness has filed an application for a Class A and Class B license with the Minnesota Racing Commission (the “Racing Commission”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE OF INTEREST IN THE LLC

SECTION 1.1 PURCHASE OF INTEREST IN THE LLC.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), MTR-Harness shall contribute to the LLC the sum of Ten Thousand Dollars ($10,000) [the “MTR-Harness Capital Contribution”].  Concurrently with the contribution by MTR-Harness of the MTR-Harness Capital Contribution, (a) the LLC shall  adopt and file with the Minnesota Secretary of State Amended and Restated Articles of Organization in the form of Exhibit A attached hereto and made a part hereof,  (b) the LLC shall terminate its existing Operating Agreement dated as of July 16, 2003 (c) the LLC shall deliver to MTR-Harness and to Southwest certificates evidencing their membership interests in the LLC, and (d) Southwest and MTR-Harness shall execute a Member Control Agreement in the form of Exhibit B attached hereto and made a part hereof.  In addition, Southwest and the LLC shall terminate their existing Management Agreement dated June 18, 2003 (the “Existing Management Agreement”) if the Racing Commission has confirmed to the satisfaction of the Parties that the termination of such Management Agreement will not interfere with the Class A License filed by the LLC with the Racing Commission.  If the Parties are unable to obtain such confirmation, Southwest shall enter into an agreement with MTR-Harness (the “Southwest/MTR-Harness Agreement”) pursuant to which Southwest shall pay to MTR-Harness fifty percent of the management fees received by Southwest from the LLC pursuant to the Existing Management Agreement.  MTR-Harness’ interest in the LLC shall be evidenced by a certificate (the “MTR-Harness Certificate”).

SECTION 1.2 CLOSING.  The Transaction contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Southwest or at such other place on which the parties may mutually agree subsequent to the expiration of the Due Diligence Period and within five (5) days following satisfaction of Articles VI, VII and VIII, below (the date on which the Closing takes place being the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Southwest and the LLC (collectively, the “Sellers”) hereby jointly and severally represent and warrant to the Purchaser, except as set forth in the correspondingly numbered Schedules attached hereto, as set forth below.

SECTION 2.1 ORGANIZATION.  Each of Southwest and the LLC is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation or organization, as the case may be, and each of Southwest and the LLC have all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The LLC has no subsidiaries nor does it hold any equity interests in any other person or entity including any other corporation, partnership, limited liability company, business trust or joint venture.  Each of Southwest and the LLC is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect.  The LLC has made available to Purchaser complete and correct copies of the articles of organization and other organizational documents as currently in effect.  Schedule 2.1 contains a list of all the subsidiaries of Southwest (other than the LLC) and indicates the percentage of such subsidiary owned by Southwest and the state of incorporation of each such subsidiary.

SECTION 2.2 CAPITALIZATION.  Southwest owns one hundred percent (100%) of the equity interests of the LLC.  There are no existing encumbrances  with respect to the equity interests of the LLC including, but not limited to, (a) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the LLC to issue, transfer or sell any shares of capital stock or other equity interest in the LLC or securities convertible into or exchangeable for such shares or equity interests in the LLC; (b) contractual obligations of the LLC to repurchase, redeem or otherwise acquire any capital stock or equity interests of the LLC or (c) voting trusts or similar agreements to which the LLC is a party with respect to the equity interests of the LLC.  There are no loans, mortgages, notes or obligations of any kind or character secured by any equity interest in the LLC.  Schedule 2.2 contains a list of all officers, directors and owners of more than 5% of the issued and outstanding equity securities of Southwest, assuming, with respect to any holder, that such holder has exercised or converted, as the case may be, any options, warrants or equity or debt instruments convertible into the equity securities of Southwest.

SECTION 2.3 AUTHORIZATION; VALIDITY OF AGREEMENT.  Each of Southwest and the LLC has the power and authority to enter into, execute, deliver and perform this Agreement and to consummate the Transaction contemplated hereby.  This Agreement has been duly executed and delivered by each of the Sellers and, assuming due and valid authorization, execution and delivery hereof by MTR, this Agreement constitutes a valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms.

SECTION 2.4 CONSENTS AND APPROVALS; NO VIOLATIONS.  Except with respect to the Minnesota Racing Commission and subject to Section 8.1(b), neither the execution, delivery, nor performance of this Agreement by each of Southwest and the LLC nor the consummation of the Transaction contemplated hereby will (a) violate any provision of the certificate or articles of incorporation, bylaws or other organizational documents of either of Southwest or the LLC; (b) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any obligation, right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either of Southwest or the LLC, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either of Southwest or the LLC is a party or by which either of Southwest or the LLC or any of its properties or assets is bound (each, an “LLC Contract” or a “Southwest Contract” as the context may require); (c) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to either of Southwest, the LLC or any of Southwest’s or the LLC’s properties or assets, or (d) except for those filings required pursuant to applicable state and federal securities laws, require on the part of either of Southwest and the LLC any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (“Government Entity”).

SECTION 2.5 THE LLC FINANCIAL STATEMENTS.  Sellers have, prior to the date of this Agreement, delivered to the Purchasers true and complete copies of the LLC’s unaudited year-end balance sheet, income statement and statement of cash flow for the twelve month period ended December 31, 2003 and the three month period ended March 31, 2004; shall deliver successive monthly financial statements within fifteen days following the end of each month; and shall deliver audited financial statements for the LLC’s fiscal year ended December 31, 2003 as soon as such audited financial statements become available and no later than the time that such audited financial statements are delivered to the Minnesota Racing Commission (collectively, the “LLC Financial Statements”).

SECTION 2.6 NO UNDISCLOSED LIABILITIES.  Except (a) for liabilities and obligations incurred in the Ordinary Course of Business (as hereinafter defined) after March 31, 2004 , (b) for liabilities and obligations disclosed in or covered by the LLC Financial Statements, (c) for liabilities disclosed on Schedule 2.6, and (d) for liabilities and obligations incurred in connection with the Transaction contemplated hereby or otherwise as contemplated by this Agreement, since March 31, 2004, the LLC has not incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of the LLC, prepared in accordance with GAAP.  Action taken by or on behalf of the LLC shall not be deemed to have been taken in the “Ordinary Course of Business” unless such action is:  (a) recurring in nature, consistent with normal day-to-day operations; (b) taken in good faith in accordance with sound and prudent business practices; and (c) not required to be authorized by the LLC’s members, and does not require any other separate or special authorization of any nature.

SECTION 2.7 ABSENCE OF CERTAIN CHANGES.  Since March 31, 2004, except as set forth on Schedule 2.7, the LLC has not (a) suffered any change or changes constituting in the aggregate, a Material Adverse Effect (as hereinafter defined) and to each of Sellers’ Knowledge (as defined in Section 10.1), no event has occurred that is reasonably likely to have a Material Adverse Effect; (b) suffered any loss, damage or destruction to, or any interruption in the use of any of the LLC’s assets (whether or not covered by insurance) that would constitute a Material Adverse Effect; (c) amended its articles of organization or bylaws; (d) split, combined or reclassified the equity interests of the LLC; (e) declared or set aside or paid any dividend or other distribution with respect to the equity interests of the LLC, (f) changed its accounting principles, practices or methods, except as required by GAAP or applicable law; (g) made any capital expenditure in excess of Twenty Thousand Dollars ($20,000); (h) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (i) pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any encumbrance; (j) entered into any transaction outside the Ordinary Course of Business; (k) incurred, assumed or otherwise become subject to any liability or obligation, other than in the Ordinary Course of Business; (l) waived or released any material right; (m) approved any material increase, direct or indirect, or other material change in the compensation paid or payable to any officer, director, employee, independent contractor or agent of the LLC, or established or created any employment, deferred compensation or severance agreement or employee benefit plan or amended any of the foregoing; (n) suffered any material loss of personnel, authorized any change in the terms and conditions of the employment of senior members of management of the LLC or incurred any labor trouble; (o) made any arrangements relating to any royalty, dividend or similar payment entered into by the LLC based on the sales volume of the LLC (other than sales commission arrangements), other than in the Ordinary Course of Business; (p) entered into any material agreement with respect to the endorsement of products or services, other than in the Ordinary Course of Business; (q) revalued any of its material assets; (r) amended or terminated any Material Agreement (as defined in Section 2.14); (s) amended its application for a Class A license filed with the Racing Commission or (t) agreed, committed, offered, or attempted to take any of the actions referred to in clauses (a) through (s).

As used in this Agreement, “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition, prospects or operations of a Person (as hereinafter defined), taken as a whole (including, but not limited to, changes or adverse affects resulting from changes in legislation); provided, however, that any adverse effect on a

Person resulting from the execution of this Agreement, the announcement of this Agreement and the Transaction contemplated hereby shall be excluded from the determination of Material Adverse Effect.  “Person” means a natural person or any partnership, limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative, capacity or any other entity.

SECTION 2.8 EMPLOYEE BENEFIT PLANS; ERISA.  (a) There are no Employee Plans (defined below) that are currently maintained or contributed to by the LLC, that have previously been maintained or contributed to by the LLC, or with respect to which the LLC has incurred or could incur any liability.  For purposes of this Section 2.8, the term Employee Plan shall include (a) all “Employee Benefit Plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and (c) all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, life insurance, group insurance, or fringe benefit plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten, funded or unfunded), and any trust, escrow or other agreement related thereto.

(b)                                 The LLC has complied with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to all current employees and former employees and other “Qualified Beneficiaries” (as defined in Code Section 4980B(g)(1) and ERISA Section 607(3)).  All Employee Plans that are “Group Health Plans,” as defined in Section 5000(b) of the Code, have been operated in conformance with the Medicare as Secondary Payer provisions of the Social Security Act, and no Person is subject to liability under Section 5000(a) of the Code with respect to any such Employee Plan.

(c)                                  The LLC has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(d)                                 Except as required by statute, the consummation of the Transaction contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee, officer, former employee or former officer of the LLC.

(e)                                  Except for the continuation coverage requirements of COBRA, the requirements of other applicable law, or benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary), the LLC has no obligations or potential liability for medical expenses incurred by employees following termination of employment or retirement under any of the Employee Plans.

(f)                                    None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Employee Plans.  No written or oral representations have been made to any employee or former employee of the LLC promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the Closing (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of the LLC concerning the employee benefits of the LLC.

SECTION 2.9 LITIGATION.  (a) There is no action, suit, proceeding or investigation pending or, to the Knowledge of Sellers, threatened, involving or affecting the LLC, by or before any Government Entity or by any third party.  There is no action, suit, proceeding or investigation, which Sellers currently intend to initiate.

(b)                                 The LLC is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Sellers, continuing investigation by, any Government Entity, or any judgment, order, writ, injunction, decree, or award of any Government Entity, court, or arbitrator, including, without limitation, cease-and-desist or other orders.

SECTION 2.10 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS.

(a)                                  The LLC is not, nor have Sellers received written notice alleging that the Sellers may be, in default or violation of any term, condition or provision of (i) its articles of organization; (ii) any of the Material Agreements (as defined in Section 2.14); (iii) any note, bond, mortgage, indenture, pledge, security agreement, credit agreement, guarantee, suretyship arrangement or other instrument in respect of indebtedness for borrowed money to which the LLC is a party or the LLC or any of its assets is bound; or (iv) any statute, law, ordinance, rule, regulation, judgment, decree, order, arbitration award or material licenses, permits, consents, approvals and authorizations of a Government Entity (collectively “Permits”) applicable to the LLC including, without limitation, laws, rules and regulations relating to the environment, insurance, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity, and race, religious or sex discrimination.

(b)                                 Except for  the Permits set forth in Schedule 2.10 attached hereto and made a part hereof, The LLC has all Permits necessary to conduct its business in the manner and in the areas in which it is presently being conducted, and all such Permits are valid and in full force and effect.

SECTION 2.11 TAXES.

(a)                                  The Sellers have (i) timely filed all Tax Returns (as hereinafter defined) required to be filed by it (except for a California franchise tax return for a prior year which was filed delinquently), and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued all Taxes (as hereinafter defined) whether or not shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the LLC.

(b)                                 Sellers have not received written notice of any ongoing federal, state, local or foreign audits or examinations of any Tax Return of the LLC.

(c)                                  There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the LLC.

(d)                                 There are no material statutory liens for Taxes upon the assets of the LLC which are not provided for in the LLC Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

(e)                                  The provisions for Taxes on the LLC Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and local Taxes of any nature, and any applicable Taxes owing to any foreign jurisdiction, whether or not assessed or disputed, as of such date.

(f)                                    All Taxes and other assessments and levies which the LLC was required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when due (without regard to any extensions).

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign, including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such Taxes, charges, fees, levies or other assessments.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

SECTION 2.12 SITE OF FACILITY; OPTION AGREEMENTS.  Attached hereto as Exhibit C and made a part hereof is a copy of the Real Estate Option Agreement effective as of March 1, 2003 by and between Southwest Entertainment, Inc. as the buyer thereunder and Steven J. Sadowski and Christine Sadowski with respect to 165 acres of real property located in Columbus Township, Anoka County, Minnesota (Parcel Identification Numbers:  243222310001, 243222320001, 243222330001, and 243222340001) [the “Sadowski Option”].  Attached hereto as Exhibit D and made a part hereof is a copy of the Real Estate Option Agreement entered into as of July 17, 2003 by and between Southwest Entertainment, Inc. as the buyer thereunder and Richard Klenck and Darlene Klenck with respect to 13.4 acres of real property located in Columbus Township, Anoka County, Minnesota (Parcel Identification Number 2432223400012) [the “Klenck Option”].  The Sadowski Option and Klenck Option are in full force and effect and there have not been any defaults thereunder.  Except as set forth in Schedule 2.12, neither the Sadowski Option nor the Klenck Option have  been amended.  The real property subject to the Sadowski Option and the Klenck Option constitutes the entire site for the contemplated Facility.  Other than its interest pursuant to the Sadowski Option and the Klenck Option, the LLC does not own any real property.  Except for the real property subject to the Sadowski Option and the Klenck Option, neither of the Sellers has entered into any agreements or has any ongoing negotiations for the purchase of real property in Anoka County, Minnesota.

SECTION 2.13 INTELLECTUAL PROPERTY.  Schedule 2.13 attached hereto sets forth all the LLC’s Intellectual Property (as defined below) including, but not limited to, trademark registrations or notices of intent to use and internet domain name registrations.  Except as set forth in Schedule 2.13, there are no pending or threatened claims against the LLC of which Sellers have been given written notice, by any Person relating to the LLC’s use or ownership of any trademarks, trademark registrations, trade names, service marks, service names, logos, assumed names, copyrights and copyright registrations, patents and all applications therefor (“Intellectual Property”).  The LLC has such rights, by license, lease or other agreement, with respect to the Intellectual Property used in the LLC’s business as currently conducted (collectively, the “LLC Intellectual Property”) as are necessary to permit the LLC to conduct its business as currently conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth in Schedule 2.13, the LLC has not received any notice or other communication (in writing or otherwise) of, and no inquiry by Sellers has revealed, any actual, alleged, possible or potential infringement of any the LLC’s Intellectual Property by any other Person.

SECTION 2.14 CONTRACTS.

Schedule 2.14 sets forth all the written Material Agreements (defined below) relating to the LLC other than Material Agreements that were included in the Racing Application filed by the Company with the Minnesota Racing Commission (a copy of which has been provided to the Purchaser).  Sellers have delivered or made available to MTR copies of all written Material Agreements.  Each Material Agreement is in full force and effect and is valid and enforceable by the LLC in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.  To the Knowledge of Sellers, no other Person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement.  As used in this Agreement, “Material Agreement(s)” shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which the LLC is a party or to which the LLC or any of its respective properties is subject that (i) obligates the LLC to pay an amount in excess of Twenty Five Thousand Dollars ($25,000) in any twelve (12) month period beginning after December 31, 2003; (ii) provides for the extension of credit to an unaffiliated third party in an amount greater than Twenty Five Thousand Dollars ($25,000); (iii) provides for a guaranty by the LLC of obligations of others in excess of Twenty Five Thousand Dollars ($25,000); (iv) constitutes an employment agreement, consulting agreement or personal service contract not terminable on less than sixty (60) days’ notice without penalty; (v) expressly limits, in any material respect, the ability of the LLC to engage in any business, compete with any Person or expand the nature or geographic scope of its business; (vi) pursuant to which the LLC is entitled to receive an amount in excess of Twenty Five Thousand Dollars ($25,000) in any twelve month period beginning after December 31, 2003; or (vii) pursuant to which the LLC has the obligation or right to purchase or lease real property.

SECTION 2.15 LABOR MATTERS.  The LLC is neither a party to, nor bound by, any collective bargaining agreement, project labor agreement, contract or other agreement or understanding with any labor union or labor or organization and there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Sellers, threatened against Sellers relating to the LLC.  The LLC is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees.  Upon termination of employment of any of said employees, no severance or other payments will become due.  The LLC does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services.  The LLC is and heretofore has been in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.  There are no charges of employment discrimination or unfair labor practices.  There are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement).

SECTION 2.16 ENVIRONMENTAL MATTERS.  Except as set forth in Schedule 2.16 attached hereto and made a part hereof, the LLC is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  Except as set forth in Schedule 2.16, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the LLC or, to the Knowledge of Sellers, by any other Person on any property owned, leased, under option, or used by the LLC.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “Hazardous” or “Toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.  Except as set forth in Schedule 2.16, to the Knowledge of Sellers, no site owned, operated, under option or leased by the LLC contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (“PCBs”) or equipment containing PCBs, or any urea formaldehyde foam insulation.

SECTION 2.17 SUBSIDIARIES.  The LLC does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity.  The LLC is not a participant in any joint venture, partnership or similar agreement.

SECTION 2.18 BROKER OR FINDERS.  Sellers represent that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Sellers in connection with the Transaction contemplated by this Agreement.  If, contrary to the Parties’ belief, compensation is payable to John Swiatek in connection with the Transaction, Southwest shall pay, and shall indemnify and hold Purchaser and the LLC harmless with respect to such compensation.  The scope of this Section 2.18 and of Section 3.5 is limited to fees and commissions resulting from the acquisition by MTR-Harness of an interest in the LLC, and neither Section 2.18 nor Section 3.5 pertain to fees and commissions arising in connection with any other financing by Sellers or any real property acquisition by the Company.

SECTION 2.19 INSURANCE.

(a)                                  Schedule 2.19 sets forth, with respect to each insurance policy maintained by or at the expense of, or providing coverage with respect to the property or operations of, the LLC:

(i)                                     the name of the insurance carrier that issued such policy and the policy number of such policy;

(ii)                                  whether such policy is a “Claims Made” or an “Occurrences” policy; and

(iii)                               the per incident and aggregate policy coverage limit.

Schedule 2.19 also identifies (A) each pending application for insurance that has been submitted by or on behalf of the LLC, and (B) each self-insurance or risk-sharing arrangement affecting the LLC or any of its assets.  Sellers have delivered to Purchaser accurate and complete copies of all of the insurance policies identified in Schedule 2.19 (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 2.19.

(b)                                 Each of the policies identified in Schedule 2.19 is valid and enforceable by the LLC except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.  All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

(c)                                  There is no pending claim under or based upon any of the policies identified in Schedule 2.19, and to the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

(d)                                 Sellers’ have not received:

(i)                                     any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 2.19 or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

(ii)                                  any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 2.19; or

(iii)                               any indication that the issuer of any of the policies identified in Schedule 2.19 may be unwilling or unable to perform any of its obligations thereunder.

SECTION 2.20 RELATED PARTY TRANSACTIONS.

(a)                                  Except as set forth in Schedule 2.20, no Related Party (as defined below) has (i) entered into, or has had any direct or indirect financial interest in, any LLC Contract or any transaction or business dealing of any nature involving the LLC, (ii) had any direct or indirect interest of any nature in any amount and in or otherwise relating to the LLC, or (iii) been indebted to the LLC.

(b)                                 Except as set forth in Schedule 2.20, no Related Party (or any employee of, consultant to or other Representative (as defined below) of a Related Party) provides, or has provided, any materials, services or support to the LLC, whether or not for compensation.

(c)                                  Except as set forth in Schedule 2.20, no Related Party presently acquires, or has acquired, any materials, services or support from the LLC, whether or not for compensation.

(d)                                 Except as set forth in Schedule 2.20, no Related Party has any claim or right against the LLC.  No event has occurred, and to the Knowledge of Sellers, no condition or circumstance exists, that would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the LLC.

(e)                                  A “Related Party” means any person who is or, at any time during the five (5) year period immediately preceding the date hereof, has been the beneficial owner of five percent or more of the shares of Southwest, a member, director or officer of the LLC or Southwest, any member of the family of any such individual, or any entity that is an affiliate of any one of the foregoing.

(f)                                    “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and other representatives of such party.

SECTION 2.21 FULL DISCLOSURE.

(a)                                  Neither this Agreement nor any schedule, exhibit or certificate delivered pursuant hereto contains or will contain any untrue statement of a material fact.

(b)                                 All of the information set forth in the schedules, and all other information regarding the LLC and its business, condition, assets, liabilities, operations, financial performance and net income that has been furnished to the Purchaser or any of its Representatives by or on behalf of Sellers or their Representatives, including copies of the Material Agreements and other documents, is accurate and complete in all material respects.

(c)                                  Sellers have provided the Purchaser and its Representatives with full and complete access to all of LLC’s records and other documents and data.

SECTION 2.22 MEMBER DISTRIBUTIONS.  The LLC has not, since March 31, 2004, (a) declared, set aside or paid any dividend or other distribution, whether payable in cash, stock or other property, in respect of its capital stock or equity interests or (b) directly or indirectly redeemed, purchased or otherwise acquired any shares of its equity interests or other securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date, as set forth below.

SECTION 3.1 ORGANIZATION.  MTR is, and MTR-Harness will be, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and MTR has, and MTR-Harness will have, all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  MTR is, and MTR-Harness will be, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

SECTION 3.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.  Both MTR and MTR-Harness have the corporate power and authority to execute and deliver this Agreement and to consummate the Transaction contemplated hereby, subject to Section 8.2(m).  The execution and delivery by both MTR and MTR-Harness of this Agreement have been duly authorized by all necessary corporate proceedings, and no other corporate action on the part of MTR or MTR-Harness is necessary to authorize the execution and delivery by MTR and MTR-Harness of this Agreement. This Agreement has been duly executed and delivered by MTR and MTR-Harness and, assuming due and valid authorization, execution and delivery hereof by Sellers, is a valid and binding obligation of MTR and MTR-Harness enforceable against each of MTR and MTR-Harness in accordance with its terms.  Notwithstanding anything in this Article III to the contrary, MTR and MTR-Harness have disclosed to Sellers that, as of the date this Agreement, the Purchaser has not yet received the consent to the transaction of (i) MTR’s Board of Directors, (ii) MTR’s existing lender, Wells Fargo Bank, National Association, and (iii) all necessary regulatory and governmental authorities, including but not limited to the Minnesota Racing Commission.

SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.  Neither the execution, delivery nor performance of this Agreement by MTR nor the consummation by MTR of the Transaction contemplated hereby, will, subject to Section 8.2(m), (a) violate any provision of the certificate of incorporation or bylaws of Purchaser; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound; (c) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of its properties or assets, or (d) except for those filings required pursuant to applicable state and federal securities laws, require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of any Government Entity other than the Minnesota Racing Commission and notification to the West Virginia Racing Commission, West Virginia Lottery Commission, Pennsylvania Racing Commission, Ohio Racing Commission, and Nevada Gaming Control Board.

SECTION 3.4. CAPITALIZATION.  MTR owns 100% of the equity interests of MTR-Harness.

SECTION 3.5 BROKERS OR FINDERS.  Purchaser represents that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Purchaser in connection with the Transaction contemplated by this Agreement.

ARTICLE IV

COVENANTS

SECTION 4.1 FURTHER ASSURANCES.  Each Party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction contemplated by this Agreement.

SECTION 4.2 PROPRIETARY INFORMATION.  Each Party shall keep and retain in confidence and shall not use for any purpose other than to evaluate the Transaction contemplated under this Agreement any and all of the confidential and proprietary information respecting the other parties set forth or referenced in the schedules or otherwise provided to the receiving party by the disclosing party in connection with or in anticipation of the Closing, irrespective of the form in which it is delivered or when delivered (the “Proprietary Information”).  The preceding requirement shall not apply to Proprietary Information that (a) a party was in the possession of, or was rightfully known by, the receiving party or its Representatives, without an obligation to maintain its confidentiality prior to receipt from the disclosing party or its Representatives, (b) is or becomes generally known to the public without violation of this Agreement, (c) is obtained by the receiving party or its Representatives in good faith from a third party having the right to disclose it without an obligation of confidentiality, or (d) is independently developed by the receiving party or its Representatives without the participation of individuals who have had access to the Proprietary Information.  In the event the Agreement is terminated prior to Closing for any reason, the receiving party agrees to either return to the disclosing party all of the Proprietary Information subject to this Section 4.2 (including all copies) in its possession or under its control or to purge, shred or otherwise destroy all such Proprietary Information not returned, at the option of the disclosing party.  The receiving party shall, and shall cause each of its Representatives to, keep and maintain all Proprietary Information subject to this Section 4.2 confidential in any case in which the Closing does not occur and not avail itself of or use any of such Proprietary Information for its own benefit.  The receiving party shall promptly certify its compliance with the foregoing in the event of any termination of the Agreement.

SECTION 4.3 INTENTIONALLY DELETED.

SECTION 4.4 CONFIDENTIALITY; PUBLICITY.  During the period between the date hereof and the Closing Date (the “Pre-Closing Period”):

(a)                                  Sellers and Purchaser, and their respective Representatives shall keep confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Transaction contemplated hereunder;

(b)                                 none of Sellers, Purchaser nor their respective Representatives shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature regarding the Transaction contemplated by this Agreement, except as required by federal securities laws or other applicable laws and except as otherwise agreed by the parties;

(c)                                  if either party is required by law to make any disclosure regarding the Transaction contemplated by this Agreement, such party shall advise the other party, at least two (2) business days prior to making such disclosure, of the nature and content of the intended disclosure; and

(d)                                 Sellers acknowledge that MTR’s securities are publicly traded.  Sellers agree that while in possession of material non-public information concerning MTR, Sellers will not trade in the securities of MTR nor tip or advise others with respect to such trading.

SECTION 4.5 ACCESS AND INVESTIGATION; DUE DILIGENCE REVIEW.

(a)                                  Purchaser shall have from the date hereof until Friday May 14, 2004 to determine the suitability of the transactions contemplated hereby, in its sole and absolute discretion (the “Due Diligence Period”).   In this regard, the Sellers shall use their reasonable efforts to grant to Purchaser and its Representatives a right of entry to the real property comprising the site of the contemplated race track site and shall provide to Purchaser all information it may reasonably request concerning the business, operations, and development activities of the LLC, including but not limited to access to personnel, financial statements, appraisals, equipment lists, finance documents, corporate organization documents of the LLC, revenue sharing agreements involving parimutuel wagering, management agreements and similar material contracts, Phase I Environmental Studies, title reports, surveys, inspections, as-built drawings, if any, and other engineering tests, and such other studies Purchaser deems necessary and customary in connection with its evaluation of the LLC and of the Transaction.  In addition, Purchaser may review all contracts as well as leases and other ownership documents, review zoning ordinances, and governmental regulations affecting the LLC.  Further, the Sellers will use their reasonable efforts to arrange meetings between Purchaser and any governmental (or quasi-governmental) officials, vendors, union representatives and creditors and investment bankers that Purchaser deems reasonably necessary for its evaluation of the LLC and the transactions contemplated hereby.     Purchaser agrees that it shall bear the cost and expense of its due diligence investigation.

(b)                                 Subsequent to the expiration of the Due Diligence Period, Sellers and their Representatives will compile and provide Purchaser and its Representatives with such additional financial, operating and other data and information regarding the LLC as Purchaser may request in good faith.

ARTICLE V

INDEMNIFICATION

SECTION 5.1 INDEMNIFICATION BY SOUTHWEST.  Subject to the limits set forth in this Article V, Southwest agrees to indemnify, defend and hold Purchaser, and their respective officers, directors and agents, harmless from and in respect of any and all losses, damages, liability, costs and expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, “Losses”), arising directly or indirectly out of or directly or indirectly due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Sellers contained in this Agreement, including the Exhibits and Schedules attached hereto and incorporated by reference herein as set forth in Section 10.6 hereof.

SECTION 5.2 INDEMNIFICATION BY PURCHASER.  Subject to the limits set forth in this Article V, Purchaser and MTR collectively agree to indemnify, defend and hold Southwest and its respective officers, directors, managers and agents, harmless from and in respect of any and all Losses arising directly or indirectly out of or directly or indirectly due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement.

SECTION 5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS; LIMITATIONS ON INDEMNITY.  The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of twelve (12) months from the Closing Date; provided, however, that the representations and warranties contained in Section 2.11 will remain in full force and effect for a period equal to the applicable statute of limitations; and provided, further, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such time period in accordance with this Article V.  Anything to the contrary contained herein notwithstanding, Purchaser shall not be entitled to recover Losses from Southwest nor shall Southwest be entitled to recover Losses from the Purchaser unless and until the total of all claims for Losses with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Article V or otherwise, exceeds Seventy-Five Thousand Dollars ($75,000) in the aggregate.  If the total amount of such Losses exceeds Seventy-Five Thousand Dollars ($75,000), then the party entitled to recover hereunder shall be entitled to recover the full amount of such losses and not merely the portion of such damages exceeding Seventy-Five Thousand Dollars ($75,000).  Notwithstanding anything to the contrary contained herein, Southwest’s maximum aggregate liability under this Section 5.3 shall not exceed the amount of the MTR-Harness Capital Contribution under the Member Control Agreement (including the Catch-Up Contribution and any additional Capital Contributions).

SECTION 5.4 NOTICE AND OPPORTUNITY TO DEFEND.  If an event occurs which a party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the party seeking indemnification (the “Indemnitee”) shall promptly notify the other party obligated to provide indemnification (the “Indemnifying Party”).  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third Person, the Indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the Indemnitee’s failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.  If any such action is brought against any Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  After notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability.  The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability.  In no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without the consent of the Indemnifying Party, which will not be unreasonably withheld.  In no event shall an Indemnifying Party effect any settlement without the consent of the Indemnitee, which will not be unreasonably withheld.

SECTION 5.5 MITIGATION OF LOSS.  Each Indemnitee is obligated to use reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder.

SECTION 5.6 SUBROGATION.  Upon making any payment of Losses of the Indemnitee, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee’s rights against such third party.  Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

SECTION 5.7 INVESTIGATION.  The representations, warranties, covenants and obligations of the parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or the knowledge of, the other parties, any of the other Indemnitees or any of their Representatives.

ARTICLE VI

PRE-CLOSING COVENANTS OF SELLERS

SECTION 6.1 FILINGS AND CONSENTS.

(a)                                  Sellers covenant and agree that each filing or notice required to be made or given (pursuant to any applicable legal requirement, order or contract, or otherwise) by Sellers in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of the Transaction contemplated hereby shall be made or given as promptly as practicable after the date of this Agreement;

(b)                                 Sellers shall use their reasonable efforts to obtain or cause to be obtained each consent or estoppel letter required to be obtained (pursuant to any applicable legal requirement, order or contract, or otherwise) by Sellers in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of the Transaction contemplated hereby (including the approval by the Minnesota Racing Commission of the LLC’s racing application and the Purchaser’s application to acquire an equity interest in the LLC) as promptly as practicable after the date of this Agreement and each of such consents shall remain in full force and effect through the Closing Date;

(c)                                  Sellers shall promptly deliver to the Purchaser a copy of each filing made, each notice given and each consent obtained by Sellers during the Pre-Closing Period; and

(d)                                 During the Pre-Closing Period, Sellers and their Representatives shall cooperate with Purchaser and the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as Purchaser may request in good faith.

SECTION 6.2 NOTIFICATION.

(a)                                  During the Pre-Closing Period, Sellers shall promptly notify the Purchaser of:

(i)                                     the discovery by Sellers of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Sellers in this Agreement;

(ii)                                  any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Sellers in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)                               any breach of any covenant or obligation of Sellers; and

(iv)                              any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth Article VIII impossible or unlikely.

(b)                                 Sellers shall have the obligation to supplement any section of the schedules prior to Closing with respect to any transaction which occurs during the Pre-Closing Period pertaining to the LLC including, but not limited to, any matter described in Section 6.2(a) above.   Such supplementation is not a waiver by the Purchaser of any breach of a representation or warranty as to the matter so supplemented.

SECTION 6.4 NO NEGOTIATION.  During the Pre-Closing Period, neither Sellers nor their Representatives directly or indirectly:

(a)                                  shall solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction;

(b)                                 shall participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than Purchaser) relating to any Acquisition Transaction; or

(c)                                  shall consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction.

SECTION 6.5 FURTHER ASSURANCES.  During the Pre-Closing Period, Sellers shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Article II of this Agreement becoming untrue, in any of the conditions of Closing set forth in Article VIII not being satisfied.

SECTION 6.6 STOCKHOLDER DISTRIBUTIONS.  The LLC shall not, from the date hereof through the Closing, (a) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, in respect of its equity interests (b) directly or indirectly redeem, purchase or otherwise acquire any shares of its equity interest or other securities.

SECTION 6.7  DEALINGS WITH MINNESOTA RACING COMMISSION.  Except to the extent impracticable, Sellers shall not discuss material matters with the Minnesota Racing Commission without providing Purchaser and its representatives with reasonable notice and an opportunity to participate in such discussions.  Sellers shall not make any written submission to the Minnesota Racing Commission involving a material matter without first providing Purchaser and its representatives with a reasonable opportunity to review such submission.

ARTICLE VII

PRE-CLOSING COVENANTS OF THE PURCHASER

SECTION 7.1 CONSENTS.  Purchaser shall use its reasonable efforts to obtain each of the consents referred to in Section 8.2(m) herein within thirty (30) days after the date of this Agreement.

SECTION 7.2 FURTHER ASSURANCES.  During the Pre-Closing Period, Purchaser shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Article III of this Agreement becoming untrue or in any of the conditions of closing set forth in Article VIII not being satisfied, other than in accordance with the fiduciary obligation of the Board of Directors, as determined under applicable law.

SECTION 7.3  DEALINGS WITH MINNESOTA RACING COMMISSION.  Except to the extent impracticable, Purchaser shall not discuss material matters with the Minnesota Racing Commission without providing Sellers and their representatives with reasonable notice and an opportunity to participate in such discussions.  Purchaser shall not make any written submission to the Minnesota Racing Commission without first providing Sellers and their representatives with a reasonable opportunity to review such submission.

ARTICLE VIII

CONDITIONS

SECTION 8.1 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE CLOSING.  The obligations of Sellers, on the one hand, and Purchaser, on the other, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

(a)                                  no court, arbitrator or Government Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Transaction contemplated by this Agreement; provided that the parties shall have used their best efforts to cause any such order, decree, statute, rule or regulation to be vacated or lifted; and

(b)                                 all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transaction contemplated hereby shall have been duly and validly taken by the respective boards of directors of Southwest, the LLC, MTR  and MTR-Harness and, where applicable, their members and shareholders.

SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.  The obligations of the Purchaser to consummate the Transaction contemplated hereby are subject to the satisfaction (or waiver by the Purchaser) of the following further conditions:

(a)                                  The representations and warranties of Sellers shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

(b)                                 Sellers shall have performed in all material respects the obligations hereunder required to be performed by them at or prior to the Closing Date;

(c)                                  The Purchaser shall have received a certificate signed by a duly authorized executive officer of Southwest, dated as of the Closing Date, to the effect that, to the best of his or her Knowledge, the conditions set forth in Section 8.2(a) and 8.2(b) have been satisfied; and (ii) a certificate of the secretary or assistant secretary of Southwest certifying that such officer was authorized under Southwest’s bylaws to sign the certificate in his or her capacity as stated in the officer’s certificate;

(d)                                 there shall have been no Material Adverse Effect with respect to the LLC’s business, condition (financial or otherwise), assets, liabilities, operations or financial performance since the date of this Agreement.

(e)                                  there shall have been no distributions, payments or similar transfers of money;

(f)                                    since the date of this Agreement, there shall not have been commenced or threatened against the LLC or against any Person affiliated with the LLC, any proceeding:

(1)                                  involving any challenge to, or seeking damages or other relief in connection with, the Transaction contemplated hereunder, or

(2)                                  that are reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction contemplated hereunder or having a Material Adverse Effect on the LLC;

(g)                                 the LLC shall have adopted  Amended and Restated Articles of Organization in the form of Exhibit A and shall have filed such Amended and Restated Articles of Organization with the Minnesota Secretary of State’s Office.;

(h)                                 the LLC and Southwest shall have terminated the Existing Management Agreement or, alternatively, Southwest and  MTR-Harness shall have executed the Southwest/MTR-Harness Agreement;

(i)                                     the LLC shall have terminated its existing Operating Agreement dated as of July 16, 2003;

(j)                                     Southwest and the Purchaser shall have executed a Member Control Agreement in the form of Exhibit B;

(k)                                  the Sadowski Option and the Klenck Option shall have been assigned to the LLC and shall be valid and in full force and effect;

(l)                                     the LLC shall have received estoppel certificates, executed not more than thirty (30) days prior to the Closing Date, from (i)  from Steven J. Sadowski and Christine Sadowski confirming that the Sadowski Option is in full force and effect and that there have been no uncured defaults thereunder by the Sellers and (ii)   from Richard Klenck and Darlene Klenck confirming that the Klenck Option is in full force and effect and that there have been no uncured defaults thereunder by the Sellers; and

(m)                               the Purchaser shall have received the consent to the Transaction of (i) MTR’s Board of Directors, (ii) MTR’s Compliance Committee, (iii) MTR’s existing lender, Wells Fargo Bank, National Association, and (iv) all necessary regulatory and governmental authorities, including but not limited to the Minnesota Racing Commission, having jurisdiction over the transaction or MTR.

SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF SELLERS.  The obligations of Sellers to consummate the Transaction contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)                                  the representations and warranties of the Purchaser shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

(b)                                 The Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by the Purchaser, at or prior to the Closing Date;

(c)                                  Sellers shall have received (i) a certificate signed by a duly authorized executive officer of Purchaser, dated as of the Closing Date, to the effect that, to the best of his or her Knowledge the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied and (ii) a certificate of the secretary or assistant secretary of the Purchaser certifying that such officer was authorized under the Purchaser’s bylaws to sign the certificate in his or her capacity as stated in the officer’s certificate;

(d)                                 since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser or against any Person affiliated with Purchaser, any proceeding;

(1)                                  involving any challenge to, or seeking damages or other relief in connection with, the Transaction contemplated hereunder, or

(2)                                  that are reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction contemplated hereunder or having a Material Adverse Effect on the LLC; and

(e)                                  the LLC shall have adopted  Amended and Restated Articles of Organization in the form of Exhibit A and shall have filed such Amended and Restated Articles of Organization with the Minnesota Secretary of State’s Office.;

(f)                                    Southwest and the Purchaser shall have executed a Member Control Agreement in the form of Exhibit B;

(g)                                 Purchaser shall have deposited in escrow the MTR-Harness Capital Contribution.

ARTICLE IX

TERMINATION

SECTION 9.1 TERMINATION.  This Agreement may be terminated and the Transaction contemplated hereby abandoned at any time prior to the Closing Date:

(a)                                  by mutual written consent of Sellers and the Purchaser;

(b)                                 by either Sellers or the Purchaser if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transaction contemplated hereby and such order, decree, ruling or any other action shall have become final and non-appealable;

(c)                                  by Purchaser before the expiration of the Due Diligence Period;

(d)                                 by the Purchaser if there shall have been any material breach of a representation and warranty or material obligation of Sellers hereunder and, if such breach is curable, such default shall not have been remedied within ten (10) days after receipt by Sellers of notice in writing from the Purchaser specifying such breach and requesting that it be remedied provided that such ten (10) day period shall be extended for so long as the Sellers shall be making all reasonable attempts to cure such breach unless the breach is not susceptible of a cure; and

(e)                                  by Sellers if there shall have been any material breach of a representation and warranty or material obligation of the Purchaser hereunder and, if such breach is curable, such default shall have not been remedied within ten (10) days after receipt by the Purchaser of notice in writing from Sellers specifying such breach and requesting that it be remedied; provided, that such ten (10) day period shall be extended for so long as the Purchaser shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure.

SECTION 9.2 EFFECT OF TERMINATION.  In the event of the termination of this Agreement pursuant to Sections 9.1(a), 9.1(b) or 9.1(c) above, this Agreement shall forthwith become of no further effect and there shall be no liability or obligation on the part of any party or their respective officers or directors.  In the event of the termination of this Agreement as provided in Sections 9.1(d) or (e), the party who breached shall remain fully liable for such breach.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 KNOWLEDGE.  The term “Knowledge” as used in this Agreement with respect to the Sellers shall mean the actual knowledge of Sellers’ officers, directors and counsel after Reasonable Inquiry.  “Reasonable Inquiry” shall mean such inquiry and investigation as are reasonable and customary under the circumstances.

SECTION 10.2 GOVERNING LAW AND CONSENT TO JURISDICTION.  The laws of the State of Minnesota (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the right and duties of the parties.  Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota and the Federal courts of the United States of America located in Minnesota (and the Minnesota state and Federal courts having jurisdiction over appeals therefrom) in respect of the transaction contemplated by this Agreement, the other agreements and documents referred to herein and the Transaction contemplated by this Agreement and such other documents and agreements.

SECTION 10.3 AMENDMENT AND MODIFICATION.  Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects only by written agreement duly executed and delivered by all of the parties.

SECTION 10.4 NOTICES.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier; (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed; or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice); provided however, that any notice of change of address or telecopier number shall be effective only upon receipt:

(a)                                  if to MTR-Harness, to:

MTR-Harness, Inc.

MTR Gaming Group, Inc.

State Route 2 South

P.O. Box 356

Chester, WV 26034

Telephone:  (304) 387-8300

Telecopier:  (304) 387-8304

Attn:  Edson R. Arneault, President

with a copy (which shall not constitute notice) to:

Ruben & Aronson, LLP

4800 Montgomery Lane

Suite 150

Bethesda, MD 20814

Telephone:  (301) 951-9696

Telecopier:  (301) 951-9636

Attn:  Robert L. Ruben, Esq.

(b)                                 if to Southwest or to the LLC, to:

Southwest Casino and Hotel Corp.

2001 Killebrew Drive, Suite 306

Minneapolis, MN 55425

Telephone:  (952) 853-9990

Telecopier:  (952) 853-9991

Attn:  James B. Druck, President

with a copy (which shall not constitute notice) to:

D. William Kaufman

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street

3500 Plaza VII Building

Minneapolis, MN 55402

Telephone:  (612) 607-7485

Telecopier:  (612) 607-7100

SECTION 10.5 COUNTERPARTS.  This Agreement may be executed in multiple counterparts, all of which shall together be considered out and the same agreement.

SECTION 10.6 INCORPORATION BY REFERENCE.  The Preamble and Recitals to this Agreement and the Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 10.7 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.  This Agreement (including the documents incorporated herein by reference in Section 10.6 hereof and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes any prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as expressly provided herein, are not intended to confer upon any Person other than the parties herein any rights or remedies hereunder.

SECTION 10.8 SERVICE OF PROCESS.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.2 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.4 hereof.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

SECTION 10.9 SPECIFIC PERFORMANCE.  Each party acknowledges and agrees that, in the event of any breach of this Agreement by the other party, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (a) the breaching party will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) the non-breaching party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, including, but not limited to, temporary or permanent injunctions, to compel specific performance of this Agreement in any action instituted in accordance with Section 10.2.

SECTION 10.10 ASSIGNMENT.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 10.11 EXPENSES.  Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the Transaction contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Transaction contemplated hereby is consummated.

SECTION 10.12 WAIVERS.  Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 10.13 ATTORNEY FEES.  In the event of a dispute with respect to the subject matter of this Agreement, the prevailing party in any proceeding, including arbitration commenced to resolve such disputes, shall be entitled to an award of its reasonable attorney fees and court or arbitration costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief which the court or arbitrator may deem proper.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed with legal and binding effect by their respective authorized officers, in their individual capacity, as of the date first written above.

MTR-HARNESS, INC.,

a Minnesota corporation

By:	/S/ Edson R. Arneault
	Name:	Edson R. Arneault
	Title:	President

SOUTHWEST CASINO & HOTEL CORP.,

a Minnesota corporation

By:	/S/ Jeffrey S. Halpern
	Name:	Jeffrey Halpern
	Title:	Chief Executive Officer

NORTH METRO HARNESS INITIATIVE, LLC,

a Minnesota LLC

By:	/S/ Jeffrey S. Halpern
	Name:	Jeffrey S. Halpern
	Title:	Manager/Vice President